Exhibit 4.2

DESCRIPTION OF HOWARD BANCORP, INC. CAPITAL STOCK

References to “we,” “us” or “our” and the “Company” herein refer to Howard Bancorp, Inc., a Maryland corporation.

This summary does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation, as amended (“Articles of Incorporation”), and our amended and restated bylaws (“Bylaws”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K filed with the Securities and Exchange Commission of which this Exhibit 4.2 is a part. We encourage you to read our Articles of Incorporation and Bylaws, which are incorporated herein by reference, and the applicable provisions of the Maryland General Corporation Law (the “MGCL”).

General

Our Articles of Incorporation authorize the issuance of capital stock consisting of 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 2020, we had [⚫] shares of common stock outstanding and had reserved for issuance (i) [⚫] shares of common stock underlying options that are or may become exercisable, and (ii) [⚫] shares of common stock underlying unvested restricted stock units. In addition, as of December 31, 2020, we had the ability to issue [⚫] shares of common stock pursuant to options, restricted stock, restricted stock units and other equity awards that may be granted in the future under our existing equity compensation plans. As of December 31, 2020, we had no shares of preferred stock issued and outstanding.

The authorized but unissued shares of our common stock and preferred stock are available for general purposes, including, but not limited to, the possible issuance as stock dividends, use in connection with mergers or acquisitions, cash dividend reinvestments, stock purchase plans, public or private offerings, or our equity compensation plans. Except as may be required to approve a merger or other transaction in which additional authorized shares of common stock would be issued, no stockholder approval will be required for the issuance of those shares.

Common Stock

General

Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on The NASDAQ Capital Market under the symbol “HBMD.”

Voting Rights

In general, each outstanding share of our common stock entitles the holder to vote for the election of directors and on all other matters requiring stockholder action, and each share is entitled to one vote. The holders of our common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of our preferred stock.

There is no cumulative voting in the election of directors. Assuming a quorum is present, our directors will be elected by holders of our common stock by a plurality vote. All other questions brought before a meeting of stockholders at which a quorum is present will be decided by a majority of all the votes cast at the meeting, whether cast in person or by proxy, unless the matter requires a greater number of affirmative votes under the MGCL or our Articles of Incorporation. Our Articles of Incorporation and Bylaws contain certain provisions that may limit stockholders’ ability to effect a change in control as described under the section below entitled “Anti-Takeover Provisions of Our Articles of Incorporation and Bylaws and Provisions and Maryland Law.”

Dividend, Liquidation and Other Rights

Subject to all rights of holders of any other class or series of stock, holders of common stock are entitled to receive dividends if and when our board of directors declares dividends from funds legally available therefor. Under Maryland law, we are not permitted to pay dividends if, as a result, we would be unable to pay our debts as they come due in the ordinary course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time the dividend is paid, to satisfy the preferential rights on dissolution of any stockholders whose preferential rights on dissolution are superior to those stockholders receiving the dividend. If we issue preferred stock, the holders of such preferred stock may have a priority over the holders of common stock with respect to dividends.

If we voluntarily or involuntarily liquidate, dissolve or wind up, holders of our common stock are entitled to share ratably in our assets legally available for distribution after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential liquidation rights of any series of our preferred stock that may then be outstanding.

Holders of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to purchase or subscribe for any of our securities.

Additional Shares

Our Articles of Incorporation authorize a majority of the board directors, without action by our stockholders, to amend the Articles of Incorporation to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that we have authority to issue may issue.

Our Articles of Incorporation also grant our board of directors the right to classify or reclassify any unissued shares of common stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. Accordingly, our board of directors could authorize the issuance of additional shares of common stock with terms and conditions that could have the effect of discouraging a takeover or other transaction which the holders of some, or a majority of, shares of common stock might believe to be otherwise in their best interests or in which the holders or a majority of, shares of common stock might receive a premium for their shares of common stock over the then market price of such shares. As of the date hereof, our board of directors has no plans to classify or reclassify any unissued shares of common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Inc.

Preferred Stock

Our board of directors, without stockholder approval, is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. The description of the shares of each series of preferred stock, including the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption will be set forth in resolutions adopted by our board of directors and in Articles Supplementary filed as required by Maryland law. Accordingly, our board of directors, without stockholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock and, under certain circumstances, discourage an attempt by others to gain control of the Company.

The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend on, among other things, our future capital needs, then existing market conditions and other factors that, in the judgment of our board of directors, might warrant the issuance of preferred stock.

No shares of preferred stock are issued and outstanding as of December 31, 2020.

Anti-Takeover Provisions of Our Articles of Incorporation and Bylaws and Provisions of Maryland Law

Our Articles of Incorporation and Bylaws, in addition to the MGCL, contain certain provisions that might be deemed to have a potential “anti-takeover” effect. The following description of certain provisions of our Articles of Incorporation and Bylaws and the MGCL that may have anti-takeover effects is a summary only and is subject to, and is qualified by reference to, applicable provisions of our Articles of Incorporation and our Bylaws as well as applicable provisions of the MGCL.

Provisions of Our Articles of Incorporation and Bylaws

Classification of the Board of Directors. Our Articles of Incorporation provide that we will have not less than five nor more than 25 directors, and our Bylaws provide that the exact number shall be fixed by its board of directors and that the number of directors may be increased or decreased by the board of directors. Our board of directors is currently comprised of 14 directors.

Our directors are divided into three classes—Class I, Class II, and Class III—each class consisting of an equal number of directors, or as nearly equal as possible. Each director generally serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. A classified board of directors promotes continuity and stability of management, but makes it more difficult for our stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. We believe that classification of the board of directors will help to assure the continuity and stability of the Company’s business strategies and policies as determined by its board of directors.

Supermajority Vote Required for Certain Transactions Not Approved by a Majority of the Board of Directors. Our Articles of Incorporation provide that we may not consolidate, merge, sell, transfer exchange or otherwise dispose of all or substantially all of our assets, engage in a share exchange, or dissolve or liquidate without the approval of the holders of at least 80% of all the votes entitled to be cast on such matter, unless such transaction has been approved by a majority of our board of directors.

 Removal of Directors. Our Articles of Incorporation and Bylaws provide that a director may only be removed by the affirmative vote of holders of at least 80% of the votes entitled to be cast in the election of directors. In addition, the MGCL provides that if a corporation’s directors are divided into classes, as ours are, a director may only be removed for cause, unless the corporation’s articles of incorporation provide otherwise.

No Dissenters’ Rights. Our Articles of Incorporation provides that our stockholders and other security holders are not entitled to exercise any rights of an objecting stockholder under the MGCL unless otherwise determined by our board of directors in its sole discretion.

Procedures for Stockholder Nominations and Proposals. Our Bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to the Company’s secretary not less than 90 days nor more than 120 days before the anniversary of the mailing date of the proxy materials in connection with the Company’s prior year’s annual meeting, unless we provide prior public disclosure, as defined in our Bylaws, of less than 100 days of such annual meeting, in which case such notice must be received not later than the tenth day following the day on which we first make such public disclosure of the date of the meeting. With respect to an election to be held at a special meeting of stockholders, notice of nominees for director must be received no later than the tenth day following the day on which prior public disclosure of the date of the special meeting is first made.

A stockholder’s notice to the secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the stockholder proposing such business and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (iii) the class and number of shares of our capital stock that are beneficially owned by such stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, (iv) the identification of any person retained or to be compensated by the stockholder submitting the proposal, or any person acting on his or her behalf, to make solicitations or recommendations to stockholders for the purpose of assisting in the passage of such proposal and a brief description of the terms of such employment, retainer or arrangement for compensation, and (v) any material interest of the stockholder in such business.

A stockholder’s notice with respect to the nomination of a director candidate must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director and as to the stockholder giving the notice (i) the name, age, business address and residence address of the person (and as the address appears on our books, if different), (ii) the principal occupation or employment of the person, (iii) the class and number of shares of our stock that are beneficially owned by the person on the date of such stockholder notice, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the proxy rules under the Securities Exchange Act of 1934 or any successor rule thereto (to the extent such rules are applicable to us); (b) as to any person known by the stockholder giving the notice to be supporting any such nominee (i) the name and address, as they appear on our books, of such persons and (ii) the class and number of shares of our stock that are beneficially owned by such persons; (c) a representation that the stockholder giving the notice intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the stockholder giving the notice and each nominee and any arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and (e) the consent of each nominee to serve as a director if so elected.

Nominations and proposals that fail to follow the prescribed procedures will not be considered. We believe that it is in our and our stockholders’ best interests to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors or proposals for new business. This advance notice requirement also may give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations should management determine that doing so is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Absence of Cumulative Voting. There is no cumulative voting in the election of our directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his, her or its votes for one nominee or disperse his, her or its votes among nominees as the stockholder chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation’s board of directors.

Authorized Shares. As indicated above, our Articles of Incorporation currently authorize the issuance of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock and authorize a majority of our board of directors, without stockholder approval, to increase or decrease the aggregate number of shares of its stock or the number of shares of stock of any class that we have authority to issue. The authorization of shares of common stock and preferred stock in excess of the amount issued, and the authority of a majority of the board of directors to increase our authorized capital stock or any class thereof without stockholder approval, provides our board of directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock options or other stock-based compensation. The unissued authorized shares also may be used by our board of directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. Our board of directors’ right to set the terms of one or more series of preferred stock has anti-takeover effects.

Maryland Anti-Takeover Statutes

Business Combinations. Under the MGCL, certain “business combinations” between a Maryland corporation and an “Interested Stockholder” (as described in the MGCL) are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder, unless an exemption is available. Thereafter a business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation’s stockholders receive a minimum price (as described in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

Maryland’s business combination statute does not apply to business combinations that are approved or exempted by the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. In addition, Maryland’s business combination statute does not apply to a corporation that “opts out” of the business combination statute through a provision in its articles of incorporation. We have not elected to “opt out” of Maryland’s business combination statute through such a provision.

Control Share Acquisitions. The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the “control shares” except to the extent approved by a vote of holders of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an “acquiring person statement”), may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

Unless the corporation’s articles of incorporation or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within ten days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the articles of incorporation or bylaws provides otherwise, if voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise dissenters’ rights. The fair value of the shares as determined for purposes of such dissenters’ rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

Maryland’s control share acquisition statute does not apply to individuals or transactions that are approved or exempted (whether generally or specifically) in a provision of the corporation’s articles of incorporation or bylaws before the control share acquisition occurs. We have not approved or exempted any individuals or transactions through such a provision.

Effect of Anti-Takeover Provisions

The foregoing provisions of our Articles of Incorporation and Bylaws and Maryland law could have the effect of discouraging an acquisition of the Company or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of our common stock. In addition, such provisions may make us less attractive to a potential acquirer and/or might result in stockholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.

Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. Our board of directors believes that these provisions are in our best interests and the best interests of our stockholders. In the board of directors’ judgment, the board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our stockholders. Accordingly, the board of directors believes that it is in our best interests and in the best interests of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

Despite the board of directors’ belief as to the benefits of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Our board of directors, however, believes that the potential benefits of these provisions outweigh their possible disadvantages.